Exhibit 10.10

EXECUTION VERSION

BELLICUM PHARMACEUTICALS, INC.

THIRD AMENDED AND RESTATED CONSULTING AGREEMENT

This THIRD AMENDED AND RESTATED CONSULTING AGREEMENT, dated as of November 9, 2011, is by and between Bellicum Pharmaceuticals, Inc. a Delaware corporation (the “Company”), having an office at 6400 Fannin Street, Suite 2300, Houston, Texas 77030 (“Company Premises”), and Kevin M. Slawin, M.D., an individual, residing at 2336 Underwood Street, Houston, Texas 77030 (“Consultant”).

WHEREAS, the Consultant is currently retained as a consultant by the Company pursuant to a Second Amended and Restated Consulting Agreement effective as of February 1, 2010 (the “Existing Consulting Agreement”), and the Company desires to expand the role Consultant performs to the Company to include, among other things, service as its Executive Chairman and Chief Medical Officer and the Consultant agrees to be retained by the Company in such capacities;

WHEREAS, the Company and Consultant desire to amend and restate the Existing Consulting Agreement and enter into this amended and restated consulting agreement (the “Agreement” or “Consulting Agreement”) in order to memorialize the revised terms and conditions of Consultant’s engagement by the Company;

WHEREAS, Consultant’s agreement to and compliance with the provisions in Sections 9 through 12 of this Agreement are a material factor, material inducement and material condition to the Company’s entering into this Consulting Agreement. Moreover, Consultant acknowledges that a substantial portion of the value of the engagement by the Company of Consultant is Consultant’s promise to refrain from competing with the Company, and to assign inventions to the Company, as identified in Sections 9 through 12 of this Agreement;

WHEREAS, the parties desire to assure that Consultant will not become subject to obligations to assign certain inventions he makes to the University of Texas or another institution employing Consultant (in either case, the “Employer”), in any way that conflicts with Consultant’s obligations to assign inventions to Company;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Retention. The Company and Consultant hereby amend and restate the Existing Consulting Agreement with the terms of this Consulting Agreement. Except for earlier termination as provided in Section 7 hereof, Consultant’s engagement under this Agreement shall be for a term of three years beginning on the date of this Consulting Agreement and ending on November 8, 2014 (the “Initial Term”). This Consulting Agreement will be automatically renewed for two successive one (1) year terms following the Initial Term (each a “Renewal Term” and collectively with the Initial Term, the “Term”) unless either the Company or Consultant gives written notice to the other at least 30 days before such’ renewal would otherwise occur of the Company’s or Consultant’s election not to renew this Consulting

Agreement; provided, further, that notwithstanding anything to the contrary set forth in this Consulting Agreement, this Consulting Agreement may be terminated earlier as provided in Section 7.

2. Services Provided. During the Term, Consultant shall serve as the Executive Chairman of the Board of Directors (“Chairman”) and Chief Medical Officer (“CMO”) of the Company, with the responsibilities, rights, authority and duties customarily associated with such positions, as well as additional duties as are established from time to time by the Board, and as further listed in Exhibit E. Consultant shall report to the Board. Consultant shall also act as an officer and/or, director and/or manager of such Affiliates of the Company as may be designated by the Board from time to time commensurate with Consultant’s titles, all without further compensation, other than as provided in this Agreement. As used herein, “Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with, the Comp any.

3. Commitment. Consultant will diligently perform his duties as outlined in Exhibit E; provided, however, that Consultant shall be allowed, to the extent that such activities do not materially interfere with the performance of his duties and responsibilities hereunder and do not materially conflict with the financial, fiduciary or other interests of the Company (or its Affiliates), as determined in the sole discretion of the Board, to (a) continue in his current roles listed on Exhibit C, (b) manage his passive personal investments and (c) serve on corporate, civic, charitable and industry boards or committees. Notwithstanding the foregoing, Consultant shall be permitted at all times to practice medicine in private practice and/or as an employee of a group practice or an academic institution to the extent not inconsistent with the terms of this Consulting Agreement or in a manner that prevents Consultant from performing his duties hereunder. It is understood that some of Consultant’s obligations to the Company may be discharged during nonbusiness hours. Notwithstanding the foregoing, Consultant agrees that he shall only serve on additional for-profit boards of directors or additional for-profit advisory committees if such service is approved in advance in the sole discretion of the Board.

4. Consulting Fee.

(a) Base Consulting Fee. During Consultant’s engagement by the Company, the Company shall pay Consultant a base consulting fee of TWO HUNDRED FIFTY THOUSAND DOLLARS NO/100 ($250,000.00) annually (“Base Fee”), which shall be payable in equal bi-monthly installments. The Base Fee will commence on the first day of the month following the completion of the “First Equity Financing” (as defined below).

(b) Annual Performance Bonus. For each calendar year beginning in 2011, the Consultant shall be eligible to receive an annual performance bonus (“Annual Performance Bonus”) from the Company, which shall be determined and paid in accordance with the terms of Exhibit A, attached hereto. Payment of the Annual Performance Bonus shall be expressly conditioned upon this Agreement being in force and effect on the date that the Annual Performance Bonus is otherwise payable; provided however, in the event this Agreement is terminated by the Company without Cause (as defined in Section 7(c)) or by Consultant for Good Reason (as defined in Section 7(e)), the Annual Performance Bonus shall be prorated and paid notwithstanding the fact that this Agreement is not in full force and effect on the date that the Annual Performance Bonus is otherwise payable. The Annual Performance Bonus shall be

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payable within ninety (90) days after the end of the calendar year for which it is payable. The amount, if any, of the Annual Performance Bonus shall be determined by the Board acting within its sole discretion but without the participation of Consultant in his role as a director.

(c) Common Stock Options.

(i) Consultant is hereby issued an additional 440,000 common stock options upon execution of this agreement, as further detailed in the Option Agreement of even date herewith. These common stock options will have the expiration terms and vesting provisions further detailed in the Option Agreement attached hereto as Exhibit D.

(ii) The Company further agrees to issue to Consultant an additional 600,000 common stock options immediately following the earlier of (A) the closing of the second tranche of the Company’s Series B 6% Cumulative Convertible Participating Preferred Stock (the “Second Tranche”), or (B) the consummation by the Company of an equity financing resulting in gross proceeds to the Company of not less than the committed amount to be funded in the Second Tranche. When issued, the additional 600,000 common stock options will be issued pursuant to an Option Agreement with the Company that will provide, among other things, for (1) the immediate vesting on issuance of 200,000 common stock options and the vesting of an additional 200,000 common stock options on each of the first and second anniversaries of the issuance date, (2) an exercise price equal to the fair market value of a share of common stock on the date of issuance, and (3) other terms and conditions not inconsistent with the foregoing contained in the form of Option Agreement attached hereto as Exhibit D.

(d) Any stock options granted pursuant to Section 4(c) shall be granted at an exercise price of no less than 100% of the fair market value of the underlying common stock on the date of grant (as determined in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and related Treasury Regulations). As of the date of this Agreement, the Company has determined the fair market value of a share of common stock to be no greater than $1.50 per share.

5. Reimbursement of Business Expenses. The Company shall reimburse Consultant for reasonable travel and other business expenses incurred by Consultant in the performance of his duties hereunder, in accordance with the Company’s policies as in effect from time to time.

6. Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company.

7. Termination.

(a) Termination. The engagement of Consultant under this Agreement shall terminate prior to the expiration of the Term upon the earliest to occur of any of the following events:

(i) the death of Consultant;

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(ii) the termination by the Company of Consultant’s engagement due to the Consultant’s Disability pursuant to Section 7(b) hereof;

(iii) the termination by the Consultant of Consultant’s engagement other than for Good Reason (as hereinafter defined); provided, however, that Consultant is required to provide 30 (thirty) days written notice to the Board of Consultant’s intention to terminate Consultant’s engagement;

(iv) the termination by the Company of Consultant’s engagement without Cause;

(v) the termination by the Company of Consultant’s engagement for Cause pursuant to Section 7(c); or

(vi) the termination by Consultant of Consultant’s engagement for Good Reason (as hereinafter defined) pursuant to Section 7(e).

(b) Disability. The Company may terminate Consultant’s engagement for Disability at any time upon thirty (30) days written notice provided to Consultant in accordance with Section 15 hereof. For purposes of this Agreement, “Disability” means that Consultant has been unable, for ninety (90) consecutive days, or for periods aggregating one hundred and twenty (120) business days in any period of twelve consecutive months, to perform Consultant’s duties under this Agreement, as a result of physical or mental impairment, illness or injury, as determined in good faith by the Board. A termination of Consultant’s engagement for Disability shall be communicated to Consultant by written notice, and shall be effective on the 10th day after sending such notice to Consultant (the “Disability Effective Date”), unless Consultant returns to performance of Consultant’s duties before the Disability Effective Date.

(c) Cause. Subject to the notification provision of Section 7(d) below, Consultant’s engagement hereunder may be terminated by the Company for Cause. For purposes of this Agreement, the term “Cause” shall mean the (i) Consultant’s willful misconduct which is demonstrably and materially injurious to the Company’s reputation, financial condition, or business relationships; (ii) the failure of Consultant to attempt in good faith to follow the legal written direction of the Board; (iii) the failure by Consultant to attempt in good faith to perform the duties required of him hereunder (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Consultant by the Board which specifically identifies the manner in which it is believed that Consultant has failed to attempt to perform his duties hereunder; (iv) Consultant being convicted of, or pleading guilty or nolo contendere to, a felony or any crime involving dishonesty, fraud or moral turpitude; (v) Consultant’s dishonesty with regard to the Company or in the performance of his duties hereunder, which in either case has a material adverse effect on the Company; or (vi) Consultant’s material breach of this Agreement. Prior to termination for Cause, the Company must give Consultant written notice of its intent to terminate for Cause providing the details of the basis for such termination. Consultant shall have ten (10) days after receiving such notice in which to cure the breach or action that is described as the basis for the termination for Cause, or if cure cannot reasonably be effected in such period, to commence and diligently

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complete such cure. The determination of whether Cause exists must be made by a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding Consultant, if he is then a member of the Board) at a meeting of the Board that was called for the purpose of considering such termination finding, in the good faith opinion of the Board, that Cause existed and specifying the particulars thereof in detail. Consultant, together with Consultant’s counsel, shall be given an opportunity to be heard by the Board before the Board’s decision.

(d) Notice of Termination for Cause. A Notice of Termination for Cause shall mean a notice that shall indicate the specific termination provision in Section 7(c) relied upon and shall set forth in reasonable detail the facts and circumstances which provide a basis for Termination for Cause. No termination for Cause shall be effective unless the Company shall, within ninety (90) days of sufficient facts known to the Company to constitute Cause, give the Notice of Termination to Consultant.

(e) Termination by the Consultant for Good Reason. Consultant may terminate this Agreement for Good Reason. The term “Good Reason” shall mean the occurrence, without the Consultant’s prior written consent, of any one or more of the following: (i) any reduction in Consultant’s compensation as set forth in Section 4 hereof; (ii) a material adverse change in Consultant’s title, status, authority, duties or responsibilities; (iii) the failure by the Company to obtain a satisfactory agreement from any successor of the Company requiring such successor to assume and agree to perform the Company’s obligations under this Agreement; or (iv) the failure by the Company to comply with any material provision of this Agreement.

No resignation for Good Reason shall be effective unless Consultant shall, within ninety (90) days of sufficient facts known to Consultant to constitute Good Reason, give written notice to the Chief Executive Officer of the Company or its representative setting forth in reasonable detail the material facts constituting Good Reason and the reasonable steps Consultant believes necessary to cure, and thereafter the Company shall have thirty (30) business days from the date of such notice to cure any such occurrence otherwise constituting Good Reason, provided that no such notice and opportunity to cure is required if Consultant has previously given the Company notice and opportunity to cure the same conduct.

8. Consequences of Termination of Consulting Engagement. If Consultant’s engagement is terminated (i) by reason of Consultant’s death, (ii) by reason of Consultant’s Disability, (iii) by Consultant for any reason other than Good Reason or (iv) by the Company for Cause, this Consulting Agreement shall terminate without further obligations to Consultant (or in the case of Consultant’s death or Disability to Consultant’s legal representatives), under this Agreement except for: (i) any Base Consulting Fee earned, but unpaid; and (ii) any unreimbursed business expenses payable pursuant to Section 5 hereof (collectively “Accrued Amounts”), which amounts shall be promptly paid in a lump sum to Consultant, or in the case of Consultant’s death or Disability to Consultant’s estate. If Consultant’s engagement is terminated by the Company without Cause or by Consultant for Good Reason, this Consulting Agreement shall terminate without further obligations to Consultant, except for Accrued Amounts and the Company shall continue to pay Consultant his Base Consulting Fee (exclusive of bonus or other compensation) for twelve (12) months following termination. When Consultant terminates his engagement for any reason other than Good Reason, the Company may waive notice from Consultant and designate Consultant’s last day of his engagement. Consultant’s rights under any equity grants shall be determined in accordance with the Option Agreements and the Company’s 2011 Stock Option Plan.

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9. Confidential Information. “Confidential Information” as used in this Agreement, means information that has been created, discovered, developed, or otherwise become known to the Company and/or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is or may be engaged; “Confidential Information” includes but is not limited to, information provided in specialized training received by Consultant in the performance of his duties hereunder; information about Company products already developed or that will be developed in the field of cancer immunotherapy, including but not limited to metastatic castrate resistant prostate cancer and graft versus host disease; research and development materials related to the manipulation of dendritic cell signalling pathways to enhance the immune response; research and development materials, electronic databases; computer programs and technologies; marketing and/or scientific studies and analysis; product and pricing knowledge; manufacturing methods; supplier lists and information; any and all information concerning past, present and future customers, referral sources or vendors; contracts and licenses; management structure, company ownership, personnel information (including the performance, skills, abilities and payment of employees); purchasing, accounting and business systems; short and long range business planning; data regarding the Company’s past, current and future financial performance, sales performance, and current and/or future plans to increase the Company’s market share by targeting specific medical issues, demographic and/or geographic markets; standard operating procedures; financial information; trade secrets, copyrights, derivative works, patents, inventions, know-how, and other intellectual property; business policies; submissions to government or regulatory agencies and related information; methods of operation; implementation strategies; promotional information and techniques; marketing presentations; price lists; files or other information; pricing strategies; computer files; samples; customer originals; or any other confidential information concerning the business and affairs of the Company. The Company’s Confidential Information is also comprised of the personal information received from third parties and/or confidential and proprietary information regarding research, products, or clinical trials received from third parties. All information obtained by Consultant from the Company or in the course of his engagement, whether in writing, any other tangible form of expression or disclosed orally or through visual means or otherwise, and regardless of whether such information bears a confidential or proprietary legend, will be presumed to be Confidential Information. Consultant acknowledges that the Confidential Information is vital, valuable, sensitive, confidential and proprietary to Company and provides Company with a competitive advantage. Consultant further acknowledges that Company’s Confidential Information is dynamic, and constantly changes in nature and/or quantity, given that Company continues to refine its Confidential Information. The term “Confidential Information” does not include information that: (a) is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement; (b) is in Consultant’s possession and not subject to a duty of confidentiality prior to its disclosure by Company; (c) is obtained by Consultant, outside the performance of his engagement by the Company, from a third party who is rightfully in possession of the Confidential Information and does not violate any obligation of confidentiality or non-use by disclosing such Confidential Information; (d) is independently developed by Consultant without use of or access to Confidential Information; or (e) the Company agrees in writing may be disclosed.

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10. Non-Competition: Non-Solicitation, Etc.

(a) Company Promises.

(i) This Agreement is entered into in reliance on Consultant’s agreement to these non-compete and non-solicitation provisions. Consultant’s agreement to the provisions in Paragraphs 9 through 11 is a material condition of the Company’s entering into the Agreement and engagement of Consultant.

(ii) Contemporaneously with the execution of this Agreement, the Company agrees to provide Consultant with access to new Confidential Information and in a greater quantity and/or expanded nature than any such Confidential Information that may have already been provided to Consultant and with additional opportunities to broaden the Company’s services and develop the Company’s customers in a manner not previously available to Consultant including, but not limited to, information regarding the Company’s business plan; research results; information supporting patent applications; and Company standard operating procedures related to the manipulation of dendritic cell signaling pathways to enhance immune response, and the activation of apoptotic pathways to mitigate cell therapy toxicity.

(iii) The Company promises that during Consultant’s engagement, the Company will provide Consultant with the opportunity to develop goodwill and establish rapport with the customer contacts in a greater quantity and/or expanded nature than any such opportunities that may have already been provided to Consultant;

(iv) The Company promises that Consultant will continue to receive and have access to new Confidential Information throughout Consultant’s engagement by the Company.

(b) Consultant’s Promises. In exchange for the Company’s promises listed above and all other consideration provided pursuant to this Agreement, to which these promises are ancillary, Consultant promises as follows:

(i) Consultant will not, during or after Consultant’s engagement by the Company, use, copy, remove, disclose or disseminate to any person or entity, the Company’s Confidential Information, except (i) as required in the course of performing Consultant’s duties with the Company for the benefit of the Company, or (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Consultant to divulge, disclose or make accessible such information, it being understood that Consultant will promptly notify the Company of such requirement so that the Company may seek to obtain a protective order;

(ii) Consultant agrees that Consultant’s engagement hereunder is on a part-time basis.

(iii) Following the termination of this Consulting Agreement, Consultant will immediately return to the Company all materials created, received or utilized in any way in conjunction with Consultant’s work performed with the Company or that in any way incorporate, reflect or constitute the Company’s Confidential Information.

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(iv) Consultant acknowledges that the market for the Company’s products, services, and activities is global, and that the products, services and/or activities can be provided anywhere in the world where cancer therapies are utilized. Consultant recognizes that the Company draws its customers and/or clients from around the world because it will seek to file patents and run clinical trials in countries around the world, and sell its product to consumers around the world and/or pharmaceutical companies located around the world. Moreover, Consultant recognizes that the Company’s customers may be contacted by telephone, in person, or in writing (including e-mail via the Internet). Consultant further acknowledges that due to the international scope of the Company’s customer and client base, the following non-solicitation/non-competition restriction is necessary.

(vi) Consultant agrees and acknowledges that the Company will not be provided access to Confidential Information, as defined in Section 9, from or belonging to a third party that Consultant was exposed to or received from said third party prior to the execution date of the Existing Consulting Agreement and that is the subject of any confidentiality requirement of any kind between Consultant and said third party. Consultant also agrees to indemnify, reimburse, and hold harmless the Company for all attorney fees, expenses, costs, harm, or related costs to the Company arising from or as a result of any actual breach of this section by Consultant.

(c) Non-Compete. Ancillary to the consideration reflected within this Agreement, the Company and Consultant agree to the following non-competition provisions. Consultant agrees that during Consultant’s engagement by the Company and for a period of twelve (12) months following the termination of his engagement (“Non-Compete Period”):

(i) Consultant shall not, directly or indirectly, (A) engage in or participate (including, without limitation, as an investor, officer, employee, director, agent, or consultant (any such capacity, being a “Participant”) in or on behalf of any entity engaging in (1) any line of business competitive with that of the Company or any of its Affiliates, including but not limited to the Company’s business of developing therapeutics for metastatic castrate resistant prostate cancer or graft versus host disease, or (2) any other line of business that the Company or any of its Affiliates was contemplating on or before the date of Consultant’s termination as evidenced by existing memoranda, minutes or other correspondence (including, without limitation, internal or external presentations), if during Consultant’s engagement by the Company, Consultant had access or potential access to information regarding the proposed plans or the business in which the Company engaged, or (B) except as a consultant to the Company, in any capacity for Consultant or others, directly or indirectly call on, service, or solicit competing business from clients or prospective clients of the Company if during Consultant’s engagement by the Company Consultant had or made contact with the client, or had access to information and files about the client (the “Non-Compete Obligations”), provided, however, that nothing herein shall prevent Consultant from investing as a less than 5% shareholder in securities of any company listed on a national securities exchange or quoted on an automated quotation system. Consultant has disclosed his relationship with the entities listed on Exhibit C attached hereto and the foregoing will not apply to such relationships as disclosed on Exhibit C. Consultant shall notify the Company in writing of all other consulting agreements, employment agreements or arrangements which Consultant enters into with, or any consulting services which Consultant may provide to any third party subsequent to the date of this Agreement.

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(ii) Geographic Limitation. The geographic limitation for the Non-Compete Obligations is North America, Europe and Japan.

(iii) During Consultant’s engagement by the Company and for a period of twelve (12) months after Consultant’s engagement by the Company has ended, Consultant will not directly or indirectly become employed or otherwise associated with any of the following entities, each of which is a direct competitor of the Company, in any geographic region:

Dendreon Corporation	3005 First Avenue Seattle, WA 98121
Argos Therapeutics, Inc.	4233 Technology Drive Durham, NC 27704
Athersys, Inc.	3201 Carnegie Avenue Cleveland, OH
Bavarian Nordic	Hejreskovvej 10A Kvistgaard 3490 Denmark
Intrexon Corporation	1872 Pratt Drive Blacksburg, VA
Kiadis Pharma B.V.	Entrada 231-234 1096 EG Amsterdam The Netherlands
Mesoblast Limited	275 Madison Avenue New York, NY 10016
MolMed S.p.A.	Via Olgettina, 58 20132 Milan, Italy
Northwest Biotherapeutics, Inc.	4800 Montgomery Lane, Suite 800 Bethesda, MD 20814
Progenies Pharmaceuticals, Inc.	777 Old Saw Mill River Rd. Tarrytown, NY 10591

Consultant and the Company agree that with respect to the foregoing entities such names are the common names of such entities. Consultant and the Company agree that the restrictions contained in this Agreement are binding whether or not Consultant and the Company have used the correct legal name, affiliated entity, or new owner of such entities.

(iv) Consultant agrees that Consultant’s work for any third party engaged in the Company’s business during the Non-Compete Period inevitably would lead to Consultant’s unauthorized use of the Company’s Confidential Information, even if such use is unintentional. Because it would be impossible, as a practical matter, to monitor, restrain, or police Consultant’s use of such Confidential Information other than by Consultant’s not working for such third party, and because the Company’s business is highly specialized, the competitors are identifiable, the market for the Company’s product, services and activities is global, and the Company’s customers are located throughout the world, Consultant agrees that restricting such employment as set forth in this Agreement is the narrowest way to protect the Company’s legitimate business interests, and the narrowest way of enforcing Consultant’s consideration for the receipt of Company’s Consideration, (namely, Consultant’s promise not to use or disclose that Confidential Information/specialized training).

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(d) Nonsolicitation of Employees. Consultant agrees that for a period of twelve (12) months after the termination of Consultant’s engagement, Consultant will not, directly or indirectly, (i) induce or solicit any person who was an employee, consultant or independent contractor of the Company or any of its Affiliates during the course of Consultant’s engagement with the Company, to terminate such individual’s employment or service with the Company or any of its Affiliates, (ii) hire or retain the services of any such person, regardless of whether such person had been solicited for employment, or (iii) assist any other person or entity in such activities.

(e) Permitted Activities. Notwithstanding anything contained herein to the contrary, but subject to the provisions of Section 9, Consultant may at any time practice medicine and/or be employed by an academic institution in a manner consistent with the other terms and conditions of this Consulting Agreement. The foregoing sentence is for clarification and shall not expand the scope of the activities restricted by Section 10(c).

11. Injunction. Consultant recognizes that Consultant’s services hereunder are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages. Consultant acknowledges that if Consultant were to compete, directly or indirectly, with the Company, or use or disclose, directly or indirectly, the Company’s Confidential Information (whether in tangible form or memorized), that such competition, use and/or disclosure would cause the Company irreparable harm and injury for which no adequate remedy at law exists. Consultant agrees this Agreement is the narrowest way to protect the Company’s interests. Therefore, in the event of the breach or threatened breach of the provisions of this Agreement by Consultant, the Company shall be entitled to obtain injunctive relief to enjoin such breach or threatened breach, in addition to all other remedies and alternatives that may be available at law or in equity. Consultant acknowledges that the remedies contained in this Agreement for violation of this Agreement are not the exclusive remedies that the Company may pursue.

12. Inventions.

(a) Inventions Retained and Licensed. Consultant has attached hereto as Exhibit B, a list describing all inventions, original works of authorship, derivative works, developments, improvements and trade secrets that (i) were made by Consultant prior to his engagement with the Company, (ii) belong to Consultant, (iii) relate to the Company’s proposed business, products or research and development and (iv) have not been assigned to the Company previously, with respect to which the Company has no rights of assignment and are not assigned to the Company hereunder (collectively, “Prior Inventions”); or, if no such list is attached, Consultant represents that there are no such Prior Inventions. Consultant agrees that Consultant will not incorporate, or permit to be incorporated, any Prior Invention owned by Consultant or in which Consultant has an interest into a Company product, process or service without the Company’s prior written consent. Nevertheless, if, in the course of Consultant’s engagement with the Company, Consultant incorporates into a Company product, process or service a Prior Invention owned by Consultant or in which Consultant has an interest, Consultant hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, transferable, sublicensable, worldwide license to reproduce, make derivative works of, distribute, perform, display, import, make, have made, modify, use, sell, offer to sell, and exploit in any other way such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

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(b) Assignment of Inventions. Consultant agrees that Consultant will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all of Consultant’s right, title, and interest in and to any and all inventions, original works of authorship, derivative works, developments, concepts, modifications, improvements (including improvements to Confidential Information), designs, discoveries, ideas, know-how, trademarks, trade dress, trade secrets or other intellectual property, whether or not patentable or registrable under copyright or similar laws, which Consultant may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, whether or not reduced to drawings, written descriptions, documentation or other tangible form, as applicable, during the period of time Consultant is engaged by the Company that (1) employ a molecule that induces the interaction or proximity of two or more proteins, modified to contain a dimerizer-binding domain, resulting in the activation of specific cell signaling, gene transduction, or protein secretion events in cultured cells, whole animals, or humans or (2) use Company Confidential Information (collectively, “Inventions”). Consultant further acknowledges that all original works of authorship which are made by Consultant (solely or jointly with others) within the scope of and during the period of Consultant’s engagement by the Company and which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act. Consultant understands and agrees that the decision whether or not to commercialize or market any Invention is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Consultant as a result of the Company’s efforts to commercialize or market any such Invention.

The Company acknowledges that Consultant has no obligation to assign to the Company any inventions, original works of authorship, derivative works, developments, improvements and trade secrets that are not Inventions or works made for hire (the “Non-Consulting Inventions”), and that such Non-Consulting Inventions may be assigned to Employer. Consultant agrees that Consultant will not enter into an agreement with Employer unless the agreement includes an acknowledgment by Employer that Employer has no right to any Inventions assigned to the Company pursuant to this Agreement. Moreover, prior to accepting any offers from any Employer, Consultant agrees to provide the Company a redacted copy of the offer letter, or employment agreement, so that the Board of Directors of the Company can review the offer letter, or employment agreement for compliance with this paragraph of Section 12(b). So long as Consultant reasonably cooperates with the Company, the Company shall indemnify, reimburse, and hold harmless Consultant for all attorney fees, expenses, costs, harm, or related costs to Consultant arising from or as a result of any conflict or dispute regarding his obligations hereunder and those owed to Employer.

(c) Inventions Assigned to the United States. Consultant agrees to assign to the United States government all Consultant’s right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d) Maintenance of Records. Consultant agrees to keep and maintain adequate and current written records of all Inventions during the term of Consultant’s engagement with the

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Company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Board. The records will be available to and remain the Company’s sole property at all times.

(e) Patent and Copyright Registrations. Consultant agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in any Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including, but not limited to, the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, declarations, assignments and all other instruments that the Company deems necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant further agrees that Consultant’s obligations to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of Consultant’s mental or physical incapacity or for any other reason to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering any Inventions or original works of authorship assigned to the Company as above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Consultant.

(f) Exception to Assignments. Consultant understands that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any Invention, that Consultant has developed entirely on Consultant’s own time prior to the commencement of the Term which has not already been assigned to the Company or with respect to which the Company does not have a right to assignment, all of which are disclosed on Exhibit B (an “Other Invention”).

13. Disputes. Any dispute or controversy between the Company and Consultant, arising out of or relating to this Consulting Agreement, the breach of this Consulting Agreement, or otherwise, shall be settled by arbitration in Houston, Texas, administered by the American Arbitration Association in accordance with its Employment Rules then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either patty may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and Consultant. Each party shall bear its or his costs and expenses in any arbitration hereunder and one-half of the arbitrator’s fees and costs; provided, however, that the arbitrator shall have the discretion to award the prevailing party reimbursement of its or his reasonable attorney’s fees and costs.

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14. Notices. All notices given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, (c) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, or (d) on the date on which a facsimile is transmitted to the parties at their respective addresses stated below. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 14, except that any such change of address notice shall not be effective unless and until received.

If to the Company:

6400 Fannin Street, Suite 2300

Houston, Texas 77030

Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Bracewell & Giuliani LLP

711 Louisiana, Suite 2300

South Tower Pennzoil Place

Houston, Texas 77002

Attention: William D. Gutermuth

If to Consultant, to Consultant’s address set forth above.

15. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to principles of conflict of laws.

(b) Entire Agreement/Amendments. This Agreement and the instruments contemplated herein contain the entire understanding of the parties with respect to the engagement of Consultant by the Company from and after the Commencement Date and supersede any prior agreements between the Company and Consultant. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Consulting Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Consulting Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Consulting Agreement. Any such waiver must be in writing and signed by Consultant or an authorized officer of the Company, as the case may be.

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(d) Assignment. This Consulting Agreement shall be binding upon and inure to the benefit of the Company and Consultant and their successors, assigns, executors and administrators. This Consulting Agreement shall not be assignable by Consultant.

(e) Representation. Consultant represents that the Consultant’s engagement by the Company and the performance by Consultant of his obligations under this Consulting Agreement do not, and shall not, breach any agreement, including, but not limited to, any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party, to write or consult to any other party or to refrain from competing, directly or indirectly, with the business of any other party. Consultant shall not disclose to the Company or use any trade secrets or confidential or proprietary information of any other party.

(f) Successors; Binding Agreement; Third Party Beneficiaries. This Consulting Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees legatees and permitted assignees of the parties hereto.

(g) Withholding Taxes. The Company may withhold from any and all amounts payable under this Consulting Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(h) Survivorship. The respective rights and obligations of the parties hereunder, including without limitation Section 10 hereof, shall survive any termination of Consultant’s engagement to the extent necessary to the agreed preservation of such rights and obligations. Notwithstanding anything to the foregoing to the contrary, the provisions of Section 4(c)(ii) shall survive the termination of this Agreement and remain in full force and effect for so long as Consultant remains in the service of the Company as a consultant, director or employee.

(i) Counterparts. This Consulting Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(j) Headings. The headings of the sections contained in this Consulting Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(k) Section 409A. This Consulting Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code. This Consulting Agreement shall be administered, interpreted, and construed in a manner consistent with Section 409A of the Code. Should any provision of this Consulting Agreement be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, such provision shall be modified and given effect (retroactively if necessary), by the Company, with the consent of the Consultant, in such manner as the Company and Consultant agree reasonably and in good faith to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A of the Code. Notwithstanding anything in this Consulting Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) be accelerated unless and to the extent that such acceleration is permissible under Treasury Regulation 1.409A-3G)(4) or any successor provision.

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All reimbursements under this Consulting Agreement shall be paid as soon as administratively practicable after Consultant has provided the appropriate documentation, but in no event shall any reimbursements be paid later than the last day of the calendar year following the calendar year in which the expense was incurred. Notwithstanding anything in this Consulting Agreement to the contrary, to the extent required by Section 409A of the Code: (1) the amount of expenses eligible for reimbursement or in-kind benefits provided under this Consulting Agreement during a calendar year will not affect the expenses eligible for reimbursement or in-kind benefits provided in any other calendar year, and (2) the right to reimbursement or in-kind benefits provided under this Consulting Agreement shall not be subject to liquidation or exchange for another benefit.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Consulting Agreement as of the day and year first above written.

By:	Bellicum Pharmaceuticals, Inc.

	By:	/s/ Thomas J. Farrell
Thomas J. Farrell
Chief Executive Officer

/s/ Kevin M. Slawin
Kevin M. Slawin, M.D.

Signature Page to Consulting Agreement

EXHIBIT A

ANNUAL PERFORMANCE BONUS

Any Annual Performance Bonus shall be based on achievement of qualitative strategic goals established in writing by the Board, after consultation with Consultant. Within ninety (90) days after the first day of each calendar year, the Board, after consultation with Consultant, shall establish, in writing, the required improvement in the qualitative strategic goals over the prior calendar year necessary to achieve the target bonus. The target and maximum Annual Performance Bonus shall be thirty percent (30%) of Consultant’s Base Fee.

The Annual Performance Bonus shall be adjusted from the target bonus amount based on a determination in the sole discretion of the Board of whether Consultant and the Company have achieved the qualitative strategic goals.

EXHIBIT B

INVENTIONS

1.	Novel hereditary renal and prostate cancer syndrome

2.	Novel molecular forms of PSA including proPSA and BPSA

EXHIBIT C

EXISTING RELATIONSHIPS

1.	Director, Vanguard Urologic Institute and the Texas Prostate Center.

2.	Director, Vanguard Urologic Research Foundation.

3.	Professor and Chair of the Department of Urology, Center for Clinical and Translational Sciences, UTHSC-H.

4.	Director of Urology, Memorial Hermann Hospital.

5.	Clinical Professor of Urology, Baylor College of Medicine.

EXHIBIT D

OPTION AGREEMENT

See attached.

EXHIBIT E

SERVICES

The Services shall include, but shall not be limited to, the following:

•	Serve as the Company’s Executive Chairman of the Board of Directors;

•	Serve as the Company’s Chief Medical Officer;

•	Support and facilitate the transfer of licensed technology to the Company;

•	Consult with Company on Company’s product portfolio strategy;

•	Assist, as necessary in providing strategic input to the annual and long-range budgetary process of the Company;

•	Assist the Company in its fund raising efforts including but not limited to meeting with potential investors and other interested parties and responding to due diligence inquiries;

•	Consult with the Company regarding its research and development activities;

•	Consult with the Company regarding the clinical development of Bellicum technologies or Bellicum products or Bellicum clinical trials procedures;

•	Assist the Company in evaluation other non-Bellicum technologies;

•	Participate in meetings with potential collaborative partners; and

•	Other duties as assigned and agreed upon by both parties.